Exhibit 99.1

             VSE Reports First Quarter 2003 Results

            Company Earns $0.20 Per Share in Quarter

     Alexandria, Virginia, April 28, 2003 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three months ended March 31, 2003 and 2002:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
                                                  Three months ended March 31,
                                                        2003           2002
                                                        ----           ----
Revenues, principally from contracts              $   26,462     $   29,080
Costs and expenses of contracts                       25,765         28,816
                                                  ----------     ----------
Gross profit                                             697            264
Selling, general and administrative expenses              42             28
Interest (income) expense, net                           (16)            17
                                                  ----------     ----------
Income before income taxes                               671            219
Provision for income taxes                               239            100
                                                  ----------     ----------
Net income                                        $      432     $      119
                                                  ==========     ==========

Weighted average shares outstanding:
Basic                                              2,187,038      2,150,540
Diluted                                            2,224,845      2,150,540

Earnings per share:
Basic                                             $      .20     $       .06
Diluted                                                  .19             .06


Financial Results

     Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "Our revenues for the quarter declined about $2.6 million (a 9% decrease) compared to the same quarter of last year, primarily due to our decision to discontinue marketing TTD services and to a decrease in the amount of subcontract costs in our Fleet Maintenance Division (FMD) revenues due, in part, to the deployment of Navy ships to the Middle East. Our net income for the quarter increased about $313 thousand (263%) compared to the same quarter of last year, primarily due to a reduction of losses associated with TTD work and to an elimination of losses in FMD work. The TTD net loss from operations for the quarter ended March 31, 2003, was approximately $60 thousand."

     "As indicated in our results for the first quarter, we expect improving profitability in 2003 compared to 2002 due to the reduction of losses associated with the TTD work and to improved profit margins on the work performed by new divisions started in 2002."

     VSE provides diversified services to the engineering, energy and environment, security, and defense, services and homeland security markets from more than 15 locations across the United States and around the world.

  For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703)317-5202.

     VSE shares are traded on Nasdaq under the symbol "VSEC."


News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.